Exhibit 27

SHANE M. SPRADLIN

Executive Vice President

General Counsel and Secretary

February 28, 2019

BY EMAIL

Mitsui & Co. (U.S.A), Inc. (“Mitsui”)

200 Park Avenue

New York, NY 10166

Attention: Yoshimi Namba, Senior Vice President

Termination of Services Agreement (Masashi Yamanaka)

Ladies and Gentlemen:

We refer to that certain Services Agreement entered into as of December 12, 2018 between Mitsui and Penske Automotive Group, Inc. in respect of the services of Mr. Masashi Yamanaka, an employee of Mitsui (the “Services Agreement”). Capitalized terms that are not otherwise defined herein shall have the respective meanings ascribed to them in the Services Agreement.

This letter serves to confirm our mutual agreement that the Ending Date of the Service Period under the Services Agreement shall be February 28, 2019, and that the Services Agreement shall terminate immediately thereafter.

Please confirm your agreement to the foregoing by signing and returning a PDF copy of this letter to my attention by email (sspradlin@penskeautomotive.com).

Regards,

/s/ Shane Spradlin
Name:	Shane Spradlin
Title:	Executive Vice President, General Counsel and Secretary

PENSKE AUTOMOTIVE GROUP, INC. • 2555 TELEGRAPH ROAD • BLOOMFIELD HILLS, MICHIGAN 48302-0954

TELEPHONE: 248 648-2560 • FAX: 248 648-2515 • SSPRADLIN@PENSKEAUTOMOTIVE.COM

Mitsui & Co. (U.S.A.), Inc.	2	February 28, 2019

Accepted and agreed as of the date first written above:

MITSUI & CO. (U.S.A.), INC.

/s/ Yoshimi Namba
Name:	Yoshimi Namba
Title:	Senior Vice President